Exhibit 99.1

NEWS RELEASE
VANGUARD NATURAL RESOURCES ANNOUNCES DEAL TO ACQUIRE LRR ENERGY FOR $539 MILLION AND CONFERENCE CALL TO DISCUSS TRANSACTION

HOUSTON--(GLOBE NEWSWIRE)-April 20, 2015-- Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) and LRR Energy, L.P. (NYSE: LRE) today announced that they have entered into a Purchase Agreement and Plan of Merger pursuant to which a subsidiary of Vanguard will merge into LRR Energy, L.P. and, at the same time, Vanguard will acquire LRE GP, LLC, the general partner of LRR Energy, L.P. (collectively, “LRR Energy”, or “LRE”) for total consideration of $251 million in Vanguard common units and the assumption of LRE’s net debt of $288 million. As a result of the transaction, LRR Energy and its general partner will become wholly owned subsidiaries of Vanguard. The transaction, which has been approved by the boards of directors of both companies, including the Conflicts Committee of the Board of Directors of LRR Energy, will be a tax-free unit-for-unit transaction with an exchange ratio of 0.55 Vanguard common units per LRE common unit. In addition, Vanguard will acquire all of the limited liability company interests in LRE GP, LLC in exchange for 12,320 Vanguard common units. The consideration to be received by LRE unitholders is valued at $8.93 per LRR Energy common unit based on Vanguard’s closing price as of April 20, 2015, representing a 13% premium to LRR Energy’s closing price on April 20, 2015, and a 19% premium to LRR Energy’s ten day volume weighted average price. Vanguard and LRR Energy expect the transaction to close in the third quarter of 2015. The merger is subject to customary closing conditions, including the approval of the LRR Energy unitholders. Affiliates of Lime Rock Resources, LRE’s largest unitholder (owning over 30 percent of its outstanding equity), have agreed to support and vote in favor of the transaction.

Scott W. Smith, Vanguard’s President and Chief Executive Officer commented, “The transaction we announced today is a great opportunity for the Company and our unitholders. The assets being acquired are attractive bolt-ons to our Permian and Arkoma basin operations and have an inventory of development projects that generate good returns even in the current commodity environment. We believe this transaction should have a positive impact on all aspects of our business. We look forward to welcoming the existing LRE unitholders into Vanguard.”

Eric Mullins, Chairman and Co-Chief Executive Officer of LRR Energy commented, “We are pleased to announce our pending merger with Vanguard. We have great respect for Vanguard’s management team, which has a strong track record of creating value for its unitholders.” Charlie Adcock, Co-Chief Executive Officer of LRR Energy, noted, “We believe the transaction is compelling for LRR Energy unitholders for many reasons and that the strategic combination will deliver significant value in the future for our unitholders.”

Transaction Highlights

•	LRE’s long-life, low-decline, mature assets are well-suited for Vanguard’s upstream MLP model;

•	Proved R/P of approximately 14 years;

•	Balanced production and reserves product mix of 39% oil; 48% natural gas and 13% natural gas liquids;

•	Assets add additional scale in Vanguard’s existing Permian and Arkoma Basins;

•	Properties more than 85% operated as measured by proved reserves;

•	Significant potential for cost savings through G&A synergies and production optimization;

•	Strong commodity price hedge book with approximately 89% of natural gas and 80% of oil proved developed production hedged through 2018;

•	Production of approximately 40 MMcfe/d, increasing Vanguard’s current production by 10%;

•	Proved reserves at December 31, 2014 (SEC pricing) of approximately 203 Bcfe, increasing Vanguard’s estimated proved reserves by 10%;

•	Approximately 1,290 gross producing wells and approximately 158,000 net acres; and

•	The transaction is expected to be immediately accretive to distributable cash flow per unit.

Transaction Benefits to LRE Unitholders

•	Unit price premium;

•	Significantly larger and more geographically diverse asset base;

•	Expected material operating and cost synergies;

•	Stronger financial position and better access to capital markets;

•	Enhanced distribution stability, coverage and growth potential;

•	Ability to participate in the future growth and upside of the combined company; and

•	Improved unit trading liquidity.

Upon the closing of the transaction, LRR Energy will be terminating the existing management services agreement with Lime Rock Management LP and Lime Rock Resources Operating Company, Inc. Offset by incremental corporate hires, Vanguard expects to generate significant general and administrative expense savings. Coupled with interest savings from the repayment of LRE’s existing second lien term loan, which is required to be repaid upon a change of control, Vanguard expects that the transaction will be immediately accretive to distributable cash flow per unit while also lowering Vanguard’s pro forma debt leverage.

Citigroup acted as the exclusive financial advisor to Vanguard and Paul Hastings LLP acted as legal counsel to Vanguard. Tudor, Pickering, Holt & Co. acted as exclusive financial advisor to LRR Energy, and Andrews Kurth LLP and Richards, Layton & Finger, P.A. acted as legal counsel to LRR Energy. Simmons & Company International provided a fairness opinion to the Conflicts Committee of LRR Energy’s Board of Directors. Latham & Watkins LLP acted as legal counsel to the Conflicts Committee of LRR Energy’s Board of Directors.

In conjunction with the release, Vanguard has scheduled a conference call on April 21, 2015 starting at 3:30 p.m. Eastern Time (2:30 p.m. Central Time).

What: Vanguard Natural Resources, LLC Merger Conference Call

When: Tuesday, April 21, 2015- 3:30 p.m. Eastern Time

Where: Live via phone by dialing 1-888-428-9473 or 719-325-2448, for international callers, and using access code 3867853 a few minutes prior to the start time. Investors may also view the supplemental powerpoint presentation on the Vanguard corporate website at www.vnrllc.com.

For those unable to listen to the live call, a replay will be available through May 21, 2015 by calling 1-888-203-1112 or 719-457-0820, for international callers, and using access code 3867853.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Arkoma Basin in Arkansas and Oklahoma, the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Piceance Basin in Colorado, the Gulf Coast Basin in Texas, Louisiana and Mississippi, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.

About LRR Energy, L.P.

LRR Energy is a Delaware limited partnership formed in April 2011 by affiliates of Lime Rock Resources to operate, acquire, exploit and develop producing oil and natural gas properties in North America. LRR Energy’s properties are located in the Permian Basin region in West Texas and Southeast New Mexico, the Mid-Continent region in Oklahoma and East Texas and the Gulf Coast region in Texas.

Important Information and Where to Find It

In connection with the proposed merger, Vanguard Natural Resources, LLC (“Vanguard”) intends to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a preliminary proxy statement of LRR Energy, L.P. (“LRR Energy”) that also constitutes a preliminary prospectus of Vanguard. A definitive proxy statement/prospectus will be sent to security holders of LRR Energy seeking their approval with respect to the proposed merger. Vanguard and LRR Energy also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain a free copy of the proxy statement/prospectus (if and when it becomes available) and other documents filed by Vanguard and LRR Energy with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Vanguard will be available free of charge on Vanguard’s internet website at http://www.vnrllc.com or by contacting Vanguard’s Investor Relations Department by email at investorrelations@vnrllc.com or by phone at (832) 327-2234. Copies of the documents filed with the SEC by LRR Energy will be available free of charge on LRR Energy’s internet website at http://www.lrrenergy.com or by contacting LRR Energy’s Investor Relations Department by email at info@lrrenergy.com or by phone at (713) 345-2145.

Participants in the Solicitation

Vanguard, LRR Energy, and their respective directors, executive officers and other members of their management and employees may be deemed to be “participants” in the solicitation of proxies in connection with the proposed merger. Investors and security holders may obtain information regarding

Vanguard’s directors, executive officers and other members of its management and employees in Vanguard’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015, Vanguard’s proxy statement for its 2015 annual meeting, which was filed with the SEC on April 20, 2015, and any subsequent statements of changes in beneficial ownership on file with the SEC. Investors and security holders may obtain information regarding LRR Energy’s directors, executive officers and other members of their management and employees in LRR Energy’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 4, 2015, and any subsequent statements of changes in beneficial ownership on file with the SEC. These documents can be obtained free of charge from the sources listed above. Additional information regarding the interests of these individuals will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available.

Forward-Looking Statements

This document includes “forward-looking statements” as defined by the SEC. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the proposed transaction to Vanguard and LRR Energy and their unitholders, the anticipated completion of the proposed transaction or the timing thereof, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as we “may,” “can,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “believe,” “will” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of Vanguard, LRR Energy or of the combined company. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: the ability to obtain unitholder approval of the proposed transaction; the ability to complete the proposed transaction on anticipated terms and timetable; Vanguard’s and LRR Energy’s ability to integrate successfully after the transaction and achieve anticipated benefits from the proposed transaction; the possibility that various closing conditions for the transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of Vanguard or LRR Energy; declines in oil, NGL or natural gas prices; the level of success in exploitation, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploitation and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under Vanguard’s and LRR Energy’s credit agreements; the ability of Vanguard and LRR Energy to comply with covenants contained in the agreements governing their indebtedness; ability to generate sufficient cash flows from operations to meet the internally funded portion of any capital expenditures budget; ability to obtain external capital to finance exploitation and development operations and acquisitions; federal, state and local initiatives and efforts relating to the regulation of hydraulic fracturing; failure of properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations;

inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; risks arising out of hedging transactions; and other risks described under the caption “Risk Factors” in Vanguard’s and LRR Energy’s Annual Reports on

Form 10-K for the period ended December 31, 2014. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. Except as required by law, neither Vanguard nor LRR Energy intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC
Investor Relations Contact
Lisa Godfrey, 832-327-2234
Director of Investor Relations
investorrelations@vnrllc.com

Source: LRR Energy, L.P.

LRR Energy, L.P.
Investor Relations Contact
Jaime Casas, 713-345-2126
Chief Financial Officer
jcasas@lrrenergy.com